As filed with the Securities and Exchange Commission on December 29, 2011.
Registration No. 333-175895
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FRESH DEL MONTE PRODUCE INC.
(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman, KY1-9002 Cayman Islands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Fresh Del Monte Produce Inc.
2011 Omnibus Share Incentive Plan
(Full Title of the Plan)

Hani El-Naffy
President and Chief Operating Officer
Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(Name and Address of Agent for Service)

(305) 520-8400
(Telephone number, including area code, of agent for service)

With a copy to:
Douglas J. Ellis, Esq.
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 355-8375

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Under cover of this post-effective amendment to our Form S-8 Registration Statement registering our ordinary shares for offer under the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (File No. 333-175895) filed with the Securities and Exchange Commission on July 29, 2011 (the “Omnibus Plan S-8”), we are filing a supplement to our reoffer prospectus, which was originally filed with the Omnibus Plan S-8.  In accordance with Instruction C to Form S-8, this supplement to the resale prospectus updates the list of Selling Securityholders and their respective amounts of securities eligible for resale under the resale prospectus.  Our reoffer prospectus, as supplemented herein, has been prepared pursuant to Instruction C of Form S−8, in accordance with the requirements of Part I of Form S−3 under the Securities Act of 1933, as amended, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 3,000,000 ordinary shares, which may be issued, pursuant to the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan.

Except as specifically updated herein, the Omnibus Plan S-8 is incorporated by reference herein.  References in this Registration Statement, and the prospectus which is a part hereof, to Fresh Del Monte, “we,” “our” and “us” refer to Fresh Del Monte Produce Inc. and its subsidiaries.

SUPPLEMENT TO

REOFFER PROSPECTUS

FRESH DEL MONTE PRODUCE INC.

3,000,000 ORDINARY SHARES

This supplement to the reoffer prospectus relates to the reoffer and resale from time to time of up to 3,000,000 ordinary shares (the “Shares”) of Fresh Del Monte Produce Inc. (the “Company”) that have been or may be acquired pursuant to awards granted under the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (the “Plan”) by certain individuals described in the Section of this prospectus entitled “Selling Securityholders” (collectively referred to as the “Selling Securityholders”), who are deemed to be our affiliates as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

Our ordinary shares are quoted on the New York Stock Exchange under the symbol “FDP.” On December 28, 2011, the last reported closing price of our ordinary shares on the NYSE was $24.73 per share.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 5 of the Omnibus Plan S-8, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10−K for the year ended December 31, 2010.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
THE OFFERING AND SALE OF PREVIOUSLY ISSUED SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2011.

You should rely only on the information contained herein, describing the securities offered hereby and on the information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of securities in any state where such offer is not permitted. You should not assume that the information contained in this prospectus or any document incorporated herein or therein by reference is accurate as of any date other than the date of this prospectus.

TABLE OF CONTENTS

SELLING SECURITYHOLDERS	1

SELLING SECURITYHOLDERS

The following table sets forth the name of the Selling Securityholders, the total number of ordinary shares beneficially owned by them as of December 28, 2011, the total number of ordinary shares offered by the Selling Securityholders and the total number and percentage of outstanding ordinary shares that will be beneficially owned by the Selling Securityholders upon completion of the offering. Since the Selling Securityholders may sell all, some or none of their ordinary shares, the table assumes that the Selling Securityholders are offering, and will sell, all of the ordinary shares to which this Prospectus relates.

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S−8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling securityholders.

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares Being Offered, Assuming Vesting of Stock Unit Awards and Exercise of Stock Options	Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered	Percentage of Outstanding Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered
Mohammed Abu-Ghazaleh	5,940,055	50,000	5,890,055	10.0%
Hani El-Naffy	630,000	230,000	400,000	*
Richard Contreras	113,000	30,000	83,000	*
Bruce A. Jordan	106,000	30,000	76,000	*
Jean-Pierre Bartoli	66,000	30,000	36,000	*
Emanuel Lazopoulos	69,000	30,000	39,000	*
Paul Rice	63,653	30,000	33,653	*
Jose Antonio Yock	66,000	30,000	36,000	*
Jose Luis Bendicho	97,000	15,000	82,000	*
Joseph Cole	17,000	15,000	2,000	*
Youssef Zakharia	36,000	15,000	21,000	*

* Less than 0.1%

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 29th day of December, 2011.

FRESH DEL MONTE PRODUCE INC.

By:	/s/ Hani El-Naffy
Hani El-Naffy
President, Director and Chief Operating Officer

By:	/s/ Richard Contreras
Richard Contreras
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman and Chief Executive Officer	December 29, 2011
Mohammad Abu-Ghazaleh	(Principal Executive Officer)

/s/ Hani El-Naffy	President, Director and Chief Operating Officer	December 29, 2011
Hani El-Naffy

/s/ Richard Contreras	Senior Vice President and Chief Financial Officer	December 29, 2011
Richard Contreras	(Principal Financial and Accounting Officer)

*	Director	December 29, 2011
Salvatore H. Alfiero

*	Director	December 29, 2011
Michael J. Berthelot

*	Director	December 29, 2011
Edward L. Boykin

*	Director	December 29, 2011
Madeleine Champion

*	Director	December 29, 2011
John H. Dalton

*	Director	December 29, 2011
Elias K. Hebeka

*	Director	December 29, 2011
Amir Abu-Ghazaleh

* By:	/s/ Hani El-Naffy
Name:	Hani El-Naffy
Title:	Attorney-in-Fact